StimCell Energetics Inc. Signs Marketing Agreement with Think Ink Marketing

Vancouver, BC, January 8, 2025, StimCell Energetics Inc. (OTC: STME) (“StimCell”, or the “Company”) a biotech company targeting cellular energy to promote anti-aging, longevity and general wellness, announces that it has signed an agreement with Think Ink Marketing Data & Email Services, Inc. (“Think Ink”) to provide public relations services in an effort to increase public awareness of the Company and its products and securities. The agreement is for six months with either party having the right to terminate upon thirty-days notice. The Company has budgeted up to $10,000 per month for the marketing services of Think Ink including online banners and native ads.

Think Ink is a California-based marketing firm established in 1991 that provides its customers with a complete range of marketing services that span both digital and direct mail venues. With its digital services ranging from data appending, email marketing and pay-per-click online banner and native ads, Think Ink helps its clients to reach a large network of potential investors.

Additionally, the Company has completed its rebranding, including change of trading symbol. The Company now trades under the symbol STME.

About StimCell Energetics Inc. (OTC Pink: STME)

StimCell Energetics Inc. is a biotech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that enhance cellular function, promote general wellness and alleviate health complications including, but not limited to: aging, diabetes, high blood pressure, neuropathy and kidney function. The Company’s main focus is on continued research and development of its eBalance® Technology and its eBalance® Home System.

On behalf of the Board of Directors of StimCell Energetics Inc.

David Jeffs

Director, CEO

For further information:

info@stimcell.com

www.StimCell.com.

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company’s Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company’s forward-looking statements. Except as required by law, StimCell Energetics Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that StimCell Energetics Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.